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Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Stephen P. Golden Director of Investor Relations (617) 535-4799

Iron Mountain Incorporated Announces Proposed $160 Million Debt Offering

Boston, MA—December 3, 2003—Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today a proposed public offering of $160 million in aggregate principal amount of its senior subordinated notes. The Company expects to offer additional notes that will be identical to its previously issued 6 5/8% Senior Subordinated Notes due 2016 and to price the additional notes at a yield that reflects prevailing market interest rates. The Company intends to use the net proceeds from the offering to fund the repurchase or redemption of the 8 1/8% Senior Notes due 2008 of Iron Mountain Canada Corporation, a wholly-owned subsidiary, which the Company has guaranteed on a senior subordinated basis, and for general corporate purposes, including the repayment of a portion of its real estate term loans, the possible repayment of outstanding indebtedness under its revolving credit facility, the possible repayment of other indebtedness and possible future acquisitions and investments. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Iron Mountain

Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services—services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

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Iron Mountain Incorporated Announces Proposed $160 Million Debt Offering